NEWS RELEASE

Contact: Alliance Data
Julie Prozeller – Analysts/Investors
Financial Dynamics
212-850-5721
alliancedata@fd.com

Shelley Whiddon – Media
972-348-4310
Shelley.whiddon@alliancedata.com

Alliance Data Closes $1.3 Billion in Liquidity Facilities

Secures additional $150 million in new liquidity;
Completes $4 billion in capital raised for the year

DALLAS, Texas (Oct. 1, 2009) – Alliance Data Systems Corporation (NYSE: ADS), a leading provider of loyalty and marketing solutions derived from transaction-rich data, today announced that the Company has closed $1.3 billion in conduit liquidity facilities.

The Company’s private label credit card banking subsidiary, World Financial Network National Bank, has completed the renewal of its $1.15 billion AAA conduit facility, including additional new capacity of $150 million. The Company also renewed a $150 million AAA conduit facility for its Utah industrial bank, World Financial Capital Bank.

The facilities fund both existing and new private label credit card programs, with only approximately $300 million currently utilized to finance outstanding card assets, and providing a large source of untapped liquidity to fund growth and/or portfolio acquisitions. The Company’s private label credit card business currently employs three sources of funding for its roughly $4.3 billion portfolio, representing approximately 100 brands: FDIC-insured CDs, private conduit facilities and term asset-backed securitizations.

Bob Armiak, senior vice president and treasurer of Alliance Data, said, “These latest facility closings further solidify our liquidity position for both current and future funding as needed.  We have locked in extremely favorable spreads with these facilities, as rates charged for liquidity have improved dramatically over the past several months.

“We’ve raised in excess of $4 billion—via renewals as well as through new vehicles—thus far in 2009, of which $3.5 billion can be directly utilized for our private label business. The remainder was raised by the Company to finance projects such as our ongoing stock buyback program, and acquisitions for our Epsilon and LoyaltyOne businesses as well as further enhancing our general liquidity position.”

Ed Heffernan, president and chief executive officer of Alliance Data, commented, “We are extremely pleased with these transactions and believe that our ability to secure this new liquidity is a continued sign of our lenders’ ongoing support and confidence in our business model. These liquidity facilities support our plan of augmenting our private label business by taking advantage of the current favorable funding environment for acquiring high-quality credit card portfolios to supplement our organic growth. The Company’s ability to continue to access the capital markets at favorable rates, significant committed but unused liquidity, and a conservative leverage ratio all position Alliance Data well for another successful year.”

About Alliance Data

Alliance Data (NYSE:  ADS) and its family of businesses is a leading provider of loyalty and marketing solutions derived from transaction-rich data.  Through the creation and deployment of customized solutions that measurably change consumer behavior, Alliance Data helps its clients to create and enhance customer loyalty to build stronger, mutually beneficial relationships with their customers. The Company manages millions of customer relationships for some of North America’s largest and most recognizable brands, helping them grow their businesses and drive profitability. Headquartered in Dallas, Alliance Data employs approximately 7,000 associates at approximately 50 locations worldwide.  Alliance Data is a leading provider of marketing-driven credit solutions, and is the parent company of Epsilon®, a leading provider of multi-channel, data-driven technologies and marketing services, and LoyaltyOne™, which owns and operates the AIR MILES® Reward Program, Canada’s premier coalition loyalty program.  For more information about the company, visit its web site, www.AllianceData.com.

Alliance Data’s Safe Harbor Statement/Forward-Looking Statements

This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “predict,” “project” and similar expressions as they relate to us or our management. When we make forward-looking statements, we are basing them on our management’s beliefs and assumptions, using information currently available to us. Although we believe that the expectations reflected in the forward-looking statements are reasonable, these forward-looking statements are subject to risks, uncertainties and assumptions, including those discussed in our filings with the Securities and Exchange Commission.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements contained in this presentation reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this presentation regarding Alliance Data Systems Corporation’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K for the most recently ended fiscal year. Risk factors may be updated in Item 1A in each of the Company’s Quarterly Reports on Form 10-Q for each quarterly period subsequent to the Company’s most recent Form 10-K.

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